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                    MEDICAL IMAGING CENTERS OF AMERICA, INC.        Exhibit 11.1
                        COMPUTATION OF EARNINGS PER SHARE



                                                                  Three Months Ended September 30,   Nine Months Ended September 30,
(in thousands except per share information)                                    1996        1995           1996        1995
                                                                               ----        ----           ----        ----
Net income for computation of primary earnings per share                     $1,047      $3,621          $2,646      $5,096

Fully diluted:

Adjustment for interest and amortization for the conversion of debentures        99         141             353         505
                                                                             ------      ------          ------      ------

Net income for computation of fully diluted earnings per share               $1,146      $3,762          $2,999      $5,601
                                                                             ======      ======          ======      ======


Average shares:

Common shares                                                                 2,695       2,463           2,667       2,442

Stock option and warrant equivalent shares (A)                                  175         183             175         183
                                                                             ------      ------          ------      ------
Average shares for computation of primary earnings per share                  2,870       2,646           2,842       2,625

Fully diluted:

Stock option and warrant equivalent shares - difference from primary (A)         14          --              14          --

Average shares for the conversion of debentures                                 360         547             442         629
                                                                             ------      ------          ------      ------
Average shares for computation of fully diluted earnings per share            3,244       3,193           3,298       3,254
                                                                             ======      ======          ======      ======


Net income per share:

Primary                                                                      $ 0.36      $ 1.37          $ 0.93      $ 1.94
                                                                             ======      ======          ======      ======
Fully diluted                                                                $ 0.35      $ 1.18          $ 0.91      $ 1.72
                                                                             ======      ======          ======      ======

(A) The treasury stock method was used to calculate the common stock equivalent number of shares from options and warrants.

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